Exhibit 4.5

MASTER SECURITY AGREEMENT

THIS MASTER SECURITY AGREEMENT (this “Security Agreement”) made as of the 16th day of August 2006, by and between B.O.S. Better On-Line Solutions Ltd., a company incorporated under the laws of the State of Israel, company number 52-004256-5 (the “Pledgor”) and Laurus Master Fund a Cayman Islands company (the “Purchaser”).

WHEREAS	Pledgor and the Purchaser have entered into a certain Master Security Agreement on September 29, 2005 (the “2005 Master Security Agreement”) according to which the Pledgor Collateral and the Pledged Shares (as such terms are defined below) were pledged by a floating charge and fixed charge, respectively, to the benefit of the Purchaser (the “2005 Pledges”).

WHEREAS	Pledgor and the Purchaser, have entered into a Securities Purchase Agreement dated August 16, 2006 (the “Purchase Agreement”).

WHEREAS	the Pledgor has agreed to enter into this Security Agreement in order to secure the Obligations (as defined below) of the Pledgor to the Purchaser pursuant to the Purchase Agreement, the Note, the Warrant and the Related Agreements.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1.	The Preamble to this Security Agreement constitutes an integral part thereof. All capitalized terms used herein and not defined herein shall have the meaning assigned to such terms in the Purchase Agreement.

2.	To secure the full and punctual payment and performance of all Obligations (as hereafter defined), the Pledgor hereby assigns and grants to the Purchaser the following security interests:

(a)	A first priority floating charge on all assets of the Pledgor, now owned or at any time hereafter acquired by the Pledgor, or in which the Pledgor now has or at any time in the future may acquire any right, title or interest (the “Pledgor Collateral”), including without limitation, all accounts, inventory, equipment, goods, promissory notes, contractual rights (subject to any assignment or pledge limitations included therein) chattel paper, investment property (excluding the Pledged Shares (as defined below) and any interests in Surf Communications Solutions Ltd. but including all other equity interests owned by the Pledgor), letter-of-credit rights, intellectual property, trademarks and tradestyles in which the Pledgor now has or hereafter may acquire any right, title or interest, all proceeds and products thereof (including, without limitation, proceeds of insurance) and all additions, accessions and substitutions thereto or therefore. A debenture with respect the said pledge is attached as Exhibit A hereto.

(b)	A first priority fixed charge on (i) all of its right, title and interest in all outstanding and issued shares (144,465 Ordinary Shares) of BOScom Ltd. held by the Pledgor and any additional shares of BOScom Ltd. that Pledgor may acquire, receive and/or otherwise be entitled to (the “BOScom Pledged Shares”); (ii) all of its right, title and interest in all outstanding and issued shares (1,000 Ordinary Shares) of Quasar Telecom (2004) Ltd. held by the Pledgor and any additional shares of Quasar Telecom (2004) Ltd. that Pledgor may acquire, receive and/or otherwise be entitled to (the “Quasar Pledged Shares”; and together with the BOScom Pledged Shares, the “Pledged Shares”).

A debenture with respect the Pledged Shares is attached as Exhibit B hereto.

3.	The floating charge pursuant to Section 2(a) above and the fixed charge pursuant to Section 2(b) above shall rank in parity with the respective 2005 Charge Pledges (which, for the avoidance of doubt, will not be removed upon execution of this Agreement). The execution of this Agreement shall be deemed as the Purchaser’s consent for creating the charges contemplated hereunder together with the 2005 Pledges.

4.	Notwithstanding any other provision herein, any security interest granted by the Pledgor hereunder shall be subject to any restriction, if such exist, on the transfer of intellectual property imposed by or pursuant to the regulations and directives of the Ministry of Industry and Trade and the Office of the Chief Scientist applicable to the Company.

5.	The term “Obligations” as used herein shall mean and include all debts, indebtedness, obligations and liabilities of the Pledgor to the Purchaser whether now existing or hereafter arising, direct or indirect, liquidated or unliquidated, absolute or contingent, due or not due and whether under, pursuant to or evidenced by a note, agreement, guaranty, instrument or otherwise and arising under, out of, or in connection with: (i) the Purchase Agreement, (ii) the Note, (iii) the Warrant, (iv) the Related Agreements (the Purchase Agreement, the Note, the Warrant and the Related Agreements and this Security Agreement, as each may be amended, modified, restated or supplemented from time to time, are collectively referred to as the “Documents”), and in connection with any documents, instruments or agreements relating to or executed in connection with the Documents or any documents, instruments or agreements referred to therein, provided however that the realization of any pledge under this Security Agreement shall at all times be limited to the then outstanding amount payable to Purchaser under the Note and to any expenses and costs related to the realization of such pledge.

6.	The Pledgor hereby represents, warrants and covenants to the Purchaser that:

(a)	it is a corporation validly existing and duly incorporated under the laws of the State of Israel;

(b)	its legal name is as set forth in its Certificate of Incorporation as amended through the date hereof and it will provide the Purchaser thirty (30) days’ prior written notice of any change in its legal name;

(c)	its organizational identification number (if applicable) is as set forth above and it will provide the Purchaser thirty (30) days’ prior written notice of any change in its organizational identification number;

(d)	it is the lawful owner of the Pledgor Collateral and the Pledged Shares, it has the sole right to grant a security interest therein and will defend such collateral against all claims and demands of all persons and entities;

(e)	it will keep the Pledgor Collateral and the Pledged Shares free and clear of all attachments, levies, taxes, liens, security interests and encumbrances of every kind and nature (“Encumbrances”), except for such Encumbrances which by their terms are junior to the security interests granted to the Purchaser and were created after receipt of the prior written consent of the Purchaser (which consent shall not be unreasonably withheld) or with respect to the Pledgor Collateral only, are made in the ordinary course of business;

(f)	it will not, without the Purchaser’ prior written consent, which consent shall not be unreasonably withheld, sell, exchange, lease, pledge or otherwise dispose of or give any other rights in the Pledgor Collateral and the Pledged Shares except, with respect to the Pledgor Collateral only and not including the Pledged Shares, for sales and/or exchanges of tangible assets that are part of the Pledgor Collateral and for leases, pledges on assets imposed in connection with the purchase or lease thereof or other dispositions in the ordinary course of business.

(g)	it will insure or cause Pledgor Collateral to be insured in accordance with the provisions of the Purchase Agreement;

(h)	it will upon reasonable notice and during normal business hours allow the Purchaser or the Purchaser’ representatives free access to and the right of inspection of the tangible Pledgor Collateral;

(i)	Pledgor hereby agrees to indemnify and save the Purchaser harmless from all loss, costs, damage, liability and/or expense, including reasonable attorneys’ fees, that the Purchaser may sustain or incur to enforce payment, performance or fulfillment of any of the Obligations and/or in the enforcement of this Security Agreement or in the prosecution or defense of any action or proceeding either against the Purchaser or the Pledgor concerning any matter growing out of or in connection with this Security Agreement, and/or any of the Obligations and/or any of the Pledgor Collateral and the Pledged Shares, except to the extent caused by the Purchaser’s own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). Notwithstanding the above, in no event shall Pledgor’s aggregate liability pursuant to all sections of this Security Agreement exceed the then outstanding amount payable to Purchaser under the Note and to any expenses and costs related to the realization of such pledge.

7.	The occurrence of any of the following events or conditions shall constitute an “Event of Default”:

(a)	Breach of any covenant, warranty or representation made or furnished to the Purchaser by the Pledgor in any of the Documents, which, after given prior notice if subject to cure, shall not be cured for a period of thirty (30) business days;

(b)	the loss, theft, substantial damage, destruction to or of any material portion of the Pledgor Collateral; the sale or encumbrance of the Pledgor Collateral except as set forth under sections 6(e) or 6(f) above; the sale or encumbrance of the Pledged Shares or the making of any seizure or attachment thereof or thereon except to the extent:

(i)	such loss, damage or destruction is covered by insurance proceeds;

(ii)	said encumbrance is junior to the security interest provided hereunder and was registered per written prior consent provided by Purchaser, which consent shall not be unreasonably withheld; or

(iii)	said seizure or attachment does not secure indebtedness in excess of $50,000 or such seizure or attachment has not been removed or otherwise released within thirty (30) business days of the creation or the assertion thereof;

(c)	Pledgor is not able to pay its matured current debts, shall cease operations, dissolve, terminate its business existence, make an assignment for the benefit of creditors, suffer the appointment of a receiver, trustee, liquidator or custodian of all or any material part of the Pledgor’s property, which appointment shall not have been revoked within thirty (30) business days;

(d)	Pledgor shall become subject to any proceedings under any applicable bankruptcy or insolvency law, which if commenced against the Pledgor, shall not be dismissed within thirty (30) business days;

(e)	The Pledgor shall repudiate, purport to revoke or fail to perform any or all of its obligations under the Note (after given no less than 15-days prior notice and after passage of applicable cure period, if any);

(f)	an Event of Default shall have occurred under and as defined in the Purchase Agreement or in any Related Agreement (after passage of applicable cure period, if any);

(g)	any event which materially adversely affects the value of any of the Pledged Shares and/or the Pledgor Collateral. The Pledgor shall promptly notify the Purchaser in writing of such event.

(h)	any event or series of events occur(s), which, in the reasonable opinion of the Purchaser, may have a material adverse effect on the business, condition (financial or otherwise), or results of operations of the Pledgor or on the ability of the Pledgor to comply with any of its material obligations hereunder or under the Purchase Agreement, provided that Purchaser gives the Pledgor a written notice for declaring a Default Event under this subclause (h), and further provided that the Pledgor shall be entitled to provide a written response to the Purchaser within fourteen (14) days, it being agreed however, that nothing herein nor the Pledgor’s written response shall limit or delay the Purchaser’s right, in its discretion, to declare a Default Event hereunder and exercise the remedies available to the Purchaser hereunder, immediately after Pledgor’s written response.

8.	Upon the occurrence of any Event of Default and at any time thereafter, the Purchaser may declare all Obligations immediately due and payable and the Purchaser shall have the remedies of a secured party provided in this Agreement and under any applicable law. Any proceeds of any foreclosures on any of the Pledgor Collateral or the Pledged Shares shall be first applied by the Purchaser to the payment of all expenses in connection with the sale of the Pledgor Collateral or the Pledged Shares, including reasonable attorneys’ fees and other legal expenses and disbursements and the reasonable expense of retaking, holding, preparing for sale, selling, and the like, and any balance of such proceeds shall be applied by the Purchaser toward the payment of any outstanding Obligations in such order of application as the Purchaser may elect, and the Pledgor shall be liable for any deficiency. Notwithstanding the foregoing, in case an Event of Default shall qualify also as an Event of Default under the 2005 Master Security Agreement, the proceeds shall be allocated on a pro rata basis to cover for the expenses specified above and related to this Agreement and for the expenses related to the 2005 Master Security Agreement. The balance of the proceeds shall be allocated on a pro rata basis for the payment of any outstanding Obligations under this agreement and outstanding Obligations under the 2005 Master Security Agreement in such order of application as the Purchaser may elect, and the Pledgor shall be liable for any deficiency.

9.	If the Pledgor defaults in the performance or fulfillment of any of the terms, conditions, promises, covenants, provisions or warranties to be performed or fulfilled under or pursuant to this Security Agreement, the Purchaser may, at its option without waiving its right to enforce this Security Agreement according to its terms, immediately or at any time thereafter but subject to notice to the Pledgor, perform or fulfill the same or cause the performance or fulfillment of the same for Pledgor’s account and at Pledgor’s cost and expense, and the cost and expense thereof (including reasonable attorneys’ fees) shall be added to the Obligations and shall be payable on demand with interest thereon at the highest rate permitted by law.

10.	No delay or failure on the Purchaser’s part in exercising any right, privilege or option hereunder shall operate as a waiver of such or of any other right, privilege, remedy or option, and no waiver whatever shall be valid unless in writing, signed by the Purchaser and then only to the extent therein set forth, and no waiver by the Purchaser of any default shall operate as a waiver of any other default or of the same default on a future occasion. The Purchaser’s books and records containing entries with respect to the Obligations shall be admissible in evidence in any action or proceeding, and unless Pledgor presents records or other evidence to the contrary, shall be binding upon the Pledgor for the purpose of establishing the items therein set forth and shall constitute prima facie proof thereof. The Purchaser shall have the right to enforce any one or more of the remedies available to the Purchaser, successively, alternately or concurrently.

11.	The Pledgor shall cooperate with the Purchaser and execute all documents as may be reasonably necessary to register the Pledged Shares and the Pledgor Collateral with the Israeli Registrar of Companies and/or any other Registrar, including, inter alia, the document(s) in the form annexed hereto as Exhibit C hereto, and shall bear all stamp taxes with respect to such registrations, if any. The Pledgor undertakes to register such registrations with the Israeli Registrar of Companies within 3 business days in Israel. The Pledgor shall pay upon demand, all reasonable expenses, including reasonable attorney’s fees, of enforcing the Purchaser’s rights and remedies hereunder in the event of a breach by the Pledgor as well as with respect to expenses resulting from exercising the pledge of any of the Pledged Shares, and/or the Pledgor Collateral.

12.	This Security Agreement shall terminate upon full payment of all the Obligations, including the Note, and the Purchaser undertakes to promptly sign any and all forms required in order to remove any and all security interests granted by Pledgor hereunder.

13.	This Security Agreement shall be governed by and construed in accordance with the laws of the State of Israel and cannot be terminated orally. Notwithstanding the above, if legally possible, the Purchaser will be entitled to initiate any legal action according to the terms of this Agreement and elect to realize any or all of the Pledged Shares and/or the Pledgor Collateral, pursuant to the laws of the State of New York. In such event the competent courts of New York will have the exclusive jurisdiction and this Security Agreement shall be governed by and construed with the laws of the State of New York.

14.	All of the rights, remedies, options, privileges and elections given to the Purchaser hereunder shall inure to the benefit of the Purchaser’s successors and assigns. The term “Purchaser” as herein used shall include the Purchaser’s company, any parent of the Purchaser’s company, any of the Purchaser’s subsidiaries and any co-subsidiaries of The Purchaser’ parent, whether now existing or hereafter created or acquired, and all of the terms, conditions, promises, covenants, provisions and warranties of this Security Agreement shall inure to the benefit of and shall bind the representatives, successors and assigns of each of us and them.

15.	All notices hereunder shall be sufficiently given if mailed or delivered to the addresses set forth below.

IN WITNESS WHEREOF this Master Security Agreement has been executed by the parties hereto as of the date first above written.

B.O.S. Better On-Line Solutions Ltd.

Beit Rabin, 100 BOS Road, Teradyon
Industrial Park, Misgav 20179, Israel

Attention:    Chief Financial Officer
Facsimile:    (972) 4 999-0334

______________________________

By:	/s/ Adiv Baruch

Title:	Chief Executive Officer

Date:	August 16, 2006

______________________________

By:	/s/ Nehemia Kaufman

Title:	Chief Financial Officer

Date:	August 16, 2006

Laurus Master Fund Ltd.

______________________________

By:	/s/ David Grin

Title:	Director

Date:	August 16, 2006

DEBENTURE
(FIXED CHARGE AGREEMENT)
for an Unlimited Amount

THIS DEBENTURE (this “Debenture”) made as of August 16, 2006 by and between B.O.S. Better On-Line Solutions Ltd., a company incorporated under the laws of the State of Israel, company number 52-004256-5 (the “Pledgor”) and Laurus Master Fund Ltd., a Cayman Islands company (the “Purchaser”).

WHEREAS Pledgor and the Purchaser, have entered into an Securities Purchase Agreement dated August 16, 2006 (the “Agreement”) and into a certain Master Security Agreement of the same date, which this Debenture is attached as Exhibit B thereto (the “Security Agreement”); and

WHEREAS under the Agreement Pledgor undertook to pay for all Obligations and in order to secure such payment of all Obligations, the parties agreed that the Purchaser shall have a pledge over the shares of BOScom Ltd. (“BOScom”) and the shares of Quasar Telecom (2004) Ltd. (“Quasar”) held by the Pledgor;

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1.	The Preamble to this Debenture constitutes an integral part thereof. All capitalized terms used herein and not defined herein shall have the meaning assigned to such terms in the Agreement.

2.	To secure the performance of the Pledgor’s obligations pursuant to this Debenture, the Agreement, the Note, the Warrant and the Related Agreements, and pursuant to the provisions of Section 165 of the Companies’ Ordinance (New Version) 1983, the Pledgor hereby pledges and grants the Purchaser, a first priority fixed charge on the following (the fixed charge shall be referred herein as the “Fixed Charge”):

(i)	all of its right, title and interest in 144,465 Ordinary Shares of BOScom held by the Pledgor and any additional shares of BOScom that the Pledgor may acquire, receive and/or otherwise be entitled to (the “BOScom Pledged Shares”), for as long as the Fixed Charge is in effect.

(ii)	all of its right, title and interest in 1,000 Ordinary Shares of Quasar held by the Pledgor and any additional shares of Quasar that the Pledgor may acquire, receive and/or otherwise be entitled to (the “Quasar Pledged Shares”), for as long as the Fixed Charge is in effect.

(The Boscom Pledged Shares together with the Quasar Pledged Shares, the "Pledged Shares")

It is hereby clarified, that the Pledged Shares are currently pledged by a fixed charge to the benefit of the Purchaser under a certain fixed charge agreement dated September 29, 2005 (the “2005 Fixed Charge”). The Fixed Charge under this Agreement shall rank in parity with the 2005 Fixed Charge (which for the avoidance of doubt will not be removed upon execution of this Agreement).

3.	The Pledgor shall not without prior written consent of the Purchaser, sell, pledge, transfer, assign, encumber, charge, grant a security interest or option in any of the Pledged Shares. The execution of this Agreement shall be deemed as the Purchaser’s consent for creating the Fixed Charge hereunder together with the 2005 Fixed Charge.

4.	The Purchaser shall be entitled to enforce the Fixed Charge against the Pledgor and the Pledged Shares shall be subject to immediate foreclosure at any time without any further demand, immediately upon the occurrence of any Default Event (as such term is defined in the Security Agreement).

5.	The Pledgor shall cooperate with the Purchaser and execute all documents as may be reasonably necessary to register this Fixed Charge with the Israeli Registrar of Companies and shall bear all stamp taxes with respect to such registration, if any. The Pledgor undertakes to register such registration with the Israeli Registrar of Companies and/or any other Registrar, including the Registrar of Pledges, if required, within 3 business days in Israel. The Pledgor shall pay upon demand, all reasonable expenses, including reasonable attorney’s fees, of enforcing the Purchaser’s rights and remedies hereunder in the event of a breach by the Pledgor as well as with respect to expenses resulting from exercising this Fixed Charge.

6.	The amount being secured under the Fixed Charge created by this Debenture is unlimited in amount and is created in accordance with the Security Agreement.

7.	This Debenture shall terminate upon the fulfillment of the Obligations, as defined in the Security Agreement, including payment of the Note and any interest thereon, and the Purchaser undertakes to promptly sign any and all forms required in order to remove any and all security interests granted by Pledgor hereunder.

8.	All terms and conditions of the Security Agreement shall be embedded into this Debenture as an integral part, unless they conflict with any of the terms or conditions of this Debenture, and in such event the terms and conditions of this Debenture shall govern.

9.	This Debenture shall be governed by and construed in accordance with the laws of the State of Israel.

10.	None of the rights, privileges, or obligations set forth in, arising under, or created by this Debenture may be assigned or transferred by either party hereto without the prior consent in writing of the other parties. Notwithstanding the above, the Purchaser may assign its rights and obligations under this Debenture without acquiring the Pledgor’s consent to any parent of the Purchaser, any of Purchaser’s subsidiaries and any co-subsidiaries of the Purchaser’s parent, whether now existing or hereafter created or acquired.

11.	Any notices to be provided by one party to the other shall be done in accordance with the notice provisions set forth in the Securities Agreement.

IN WITNESS WHEREOF this Debenture has been executed by the parties hereto as of the date first above written.

B.O.S. Better On-Line Solutions Ltd.

______________________________
By:	/s/ Adiv Baruch

Title:	Chief Executive Officer

Date:	August 16, 2006

______________________________
By:	/s/ Nehemia Kaufman

Title:	Chief Financial Officer

Date:	August 16, 2006

Laurus Master Fund Ltd.

______________________________
By:	/s/ David Grin

Title:	Director

Date:	August 16, 2006

DEBENTURE
(FLOATING CHARGE AGREEMENT)
for an Unlimited Amount

THIS DEBENTURE (this “Debenture”) made as of August 16, 2006 by and between B.O.S. Better On-Line Solutions Ltd., a company incorporated under the laws of the State of Israel, company number 52-004256-5 (the “Pledgor”) and Laurus Master Fund Ltd., a Cayman Islands company (the “Purchaser”).

WHEREAS Pledgor and the Purchaser have entered into an Securities Purchase Agreement dated August 16, 2006 (the “Agreement”) and into a certain Master Security Agreement of the same date, which this Debenture is attached as Exhibit A thereto (the “Security Agreement”); and

WHEREAS under the Agreement, Pledgor undertook to pay for all Obligations and in order to secure such payment of all Obligations, the parties agreed that the Purchaser shall have a pledge over the Collateral defined below;

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1.	The Preamble to this Debenture constitutes an integral part thereof. All capitalized terms used herein and not defined herein shall have the meaning assigned to such terms in the Agreement.

2.	To secure the performance of the Pledgor’s Obligations pursuant to this Debenture, the Agreement, the Note, the Warrant and the Related Agreements, and pursuant to the provisions of Section 165 of the Companies’ Ordinance (New Version) 1983, the Pledgor hereby pledges and grants the Purchaser, a first priority floating charge on all of its right, title and interest in all the assets of the Pledgor now owned or at any time hereafter acquired by any Pledgor, or in which any Pledgor now have or at any time in the future may acquire any right, title or interest, including without limitation: all accounts, inventory, equipment, goods, documents, instruments (including without limitation, promissory notes), contract rights (subject to any assignment or pledge limitations included therein), chattel paper, investment property (including, without limitation, all equity interests owned by the Pledgor, but excluding the Pledged Shares and any interests in Surf Communications Solutions Ltd.), letter-of-credit rights, intellectual property, trademarks and tradestyles in which the Pledgor now has or hereafter may acquire any right, title or interest, all proceeds and products thereof (including, without limitation, proceeds of insurance) and all additions, accessions and substitutions thereto or therefore (the “Collateral”) (the said floating charge shall be referred herein as the “Floating Charge”), for as long as the Floating Charge is in effect. It is hereby clarified, that the Collateral is currently pledged by a floating charge to the benefit of the Purchaser under a certain floating charge agreement dated September 29, 2005 (the “2005 Floating Charge”). The Floating Charge under this Agreement shall rank in parity with the 2005 Floating Charge (which for the avoidance of doubt will not be removed upon execution of this Agreement).

3.	The Pledgor shall not without the Purchaser’ prior written consent, which consent shall not be unreasonably withheld, sell, exchange, lease, pledge or otherwise dispose of or give any other rights in the Collateral except for sales and/or exchanges of tangible assets that are part of the Collateral and for leases or other dispositions in the ordinary course of business. In addition, Pledgor will keep the Collateral free and clear of all attachments, levies, taxes, liens, security interests and encumbrances of every kind and nature (“Encumbrances”), except for such Encumbrances which by their terms are junior to the security interests granted to the Purchaser hereunder and were created after receipt of Purchaser’s written consent (not to be unreasonably withheld) and except for pledges on assets imposed in connection with the purchase or lease thereof. The execution of this Agreement shall be deemed as the Purchaser’s consent for creating the Floating Charge hereunder together with the 2005 Floating Charge.

4.	The Purchaser shall be entitled to enforce the Floating Charge against the Pledgor and the Collateral shall be subject to immediate foreclosure at any time without any further demand, immediately upon the occurrence of any Default Event (as such term is defined in the Security Agreement).

5.	The Pledgor shall cooperate with the Purchaser and execute all documents as may be reasonably necessary to register this Floating Charge with the Israeli Registrar of Companies, and shall bear all stamp taxes with respect to such registrations, if any. The Pledgor undertakes to make such registration with the Israeli Registrar of Companies and/or any other Registrar, including the Registrar of Pledges, if required, within 3 business days in Israel. The Pledgor shall pay upon demand, all reasonable expenses, including reasonable attorney’s fees, of enforcing the Purchaser’s rights and remedies hereunder in the event of a breach by the Pledgor as well as with respect to expenses resulting from exercising this Floating Charge.

6.	The amount being secured under the Floating Charge created by this Debenture is unlimited in amount and is created in accordance with the Security Agreement.

7.	This Debenture shall be deemed null and void upon the fulfillment of all the Obligations as defined in the Security Agreement, including payment of the Note and any interest thereon, and the Purchaser undertakes to promptly sign any and all forms required under the Israeli law in order to remove any and all security interests granted by Pledgor hereunder.

8.	All terms and conditions of the Security Agreement shall be embedded into this Debenture as an integral part, unless they conflict with any of the terms or conditions of this Debenture, and in such event the terms and conditions of this Debenture shall govern.

9.	This Debenture shall be governed by and construed in accordance with the laws of the State of Israel.

10.	None of the rights, privileges, or obligations set forth in, arising under, or created by this Debenture may be assigned or transferred by either party hereto without the prior consent in writing of the other party. Notwithstanding the above, the Purchaser may assign its rights and obligations under this Debenture without acquiring the Pledgor’s consent to any parent of the Purchaser, any of Purchaser’s subsidiaries and any co-subsidiaries of the Purchaser’s parent, whether now existing or hereafter created or acquired.

11.	Any notices to be provided by one party to the other shall be done in accordance with the notice provisions set forth in the Securities Agreement.

IN WITNESS WHEREOF this Debenture has been executed by the parties hereto as of the date first above written.

B.O.S. Better On-Line Solutions Ltd.

______________________________

By:	/s/ Adiv Baruch

Title:	Chief Executive Officer

Date:	August 16, 2006

______________________________

By:	/s/ Nehemia Kaufman

Title:	Chief Financial Officer

Date:	August 16, 2006

Laurus Master Fund Ltd.

______________________________

By:	/s/ David Grin

Title:	Director

Date:	August 16, 2006